EXHIBIT 1









             DESC, S.A. DE C.V.
             Financial Statements For the Years Ended
             December 31, 2002 and 2001,
             Expressed in Thousands of Mexican Pesos, and
             Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT


TO THE STOCKHOLDERS OF
           DESC, S.A. DE C.V.:


We have audited the accompanying balance sheet of Desc, S.A de C.V. (the "Company") as of December 31, 2002, and the related statements of loss, changes in stockholders' equity and changes in financial position for the year then ended, all expressed in thousands of Mexican pesos of purchasing power as of December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company as of December 31, 2001 and for the year then ended were audited by other auditors who expressed an unqualified opinion in their report dated March 12, 2002.

The financial statements of the chemical segment (formerly Girsa, S.A. de C.V. and Subsidiaries), Agroken, S.A. de C.V. and Subsidiaries, Corfuerte, S.A. de C.V. and Subsidiaries (formerly Grupo Corfuerte, S.A. de C.V. and Subsidiaries), and Authentic Acquisition Corporation, Inc. were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for those entities, is based solely on the reports of such other auditors. Those statements reflect total assets and total revenues constituting 42% and 53%, respectively, of the related consolidated totals as of and for the year ended December 31, 2002. The Company's investment in those entities, is accounted for by use of the equity method in the accompanying financial statements, and its equity in the aforementioned entities' net assets and net income as of and for the year ended December 31, 2002 reflect 39% and 89%, respectively, of the related totals.

We conducted our audit in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they are prepared in conformity with accounting principles generally accepted in Mexico. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the reports of the other auditors provide a reasonable basis for our opinion.

As discussed in Note 2, the accompanying financial statements have been prepared in compliance with legal regulations that require presentation of the Company's financial statements as a legal entity. Accordingly, investment in shares of subsidiaries is valued by the equity method. Consolidated financial statements are presented separately, on which we issued an unqualified opinion on March 25, 2003, and should be consulted for decision- making purposes.

In our opinion, based on our audit and the reports of the other auditors, such financial statements present fairly, in all material respects, the financial position of Desc, S.A. de C.V. as of December 31, 2002, and the results of its operations, changes in its stockholders' equity and changes in its financial position for the year then ended in conformity with accounting principles generally accepted in Mexico.

The accompanying financial statements have been translated into English for the convenience of users.


/s/ Deloitte & Touche

March 25, 2003

                               DESC, S.A. DE C.V.
                 BALANCE SHEETS AS OF DECEMBER 31, 2002 AND 2001
                       EXPRESSED IN THOUSANDS OF CONSTANT
                                  MEXICAN PESOS

                                                                                             2002                  2001
                                                                                             ----                  ----
ASSETS
------

CURRENT:
   Cash and cash equivalents                                                           $    1,263,835         $      104,464
   Accounts receivable from subsidiaries                                                    4,762,376              2,650,926
   Other accounts receivable                                                                  360,638                472,906
   Real estate assets available for sale                                                           -                  18,861
                                                                                       --------------         --------------
                     Total current assets                                                   6,386,849              3,247,157

INVESTMENT IN SHARES OF:
   Subsidiaries                                                                            11,041,879             11,608,014
   Associated companies                                                                       103,700                 56,007
                                                                                       --------------         --------------
                                                                                           11,145,579             11,664,021

PROPERTY, NET                                                                                 296,123                175,003

DEFERRED INCOME TAXES                                                                             -                  232,324

OTHER ASSETS, NET                                                                             412,397                282,099
                                                                                       --------------         --------------
                                                                                       $   18,240,948         $   15,600,604
                                                                                       ==============         ==============


LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

CURRENT:
   Bank loans                                                                          $    1,737,590         $      541,266
   Accounts payable and accrued liabilities                                                   628,059                802,263
   Accounts payable to subsidiaries                                                           607,678                568,201
                                                                                       --------------         --------------
                               Total current liabilities                                    2,973,327              1,911,730

LONG-TERM DEBT                                                                              7,619,690              4,869,918

DEFERRED INCOME TAXES                                                                          32,623                  -
                                                                                       --------------         --------------
                               Total liabilities                                           10,625,640              6,781,648

STOCKHOLDERS' EQUITY:
   Capital stock                                                                           11,223,862             11,223,862
   Paid-in surplus                                                                          1,170,390              1,170,390
   Retained earnings                                                                       19,011,555             20,467,245
   Reserve for repurchase of shares                                                           958,783                958,783
   Cumulative effect of initial recognition of deferred income taxes                       (1,815,243)            (1,815,243)
   Adjustment of additional employee retirement liability of subsidiaries                    (148,221)                    -
                                                                                       --------------         --------------
   Cumulative effect of restatement                                                       (22,785,818)           (23,186,079)
                                                                                       --------------         --------------
                               Total stockholders' equity                                   7,615,308              8,818,958
                                                                                       --------------         --------------
                                                                                       $   18,240,948         $   15,600,604
                                                                                       ==============         ==============

         The accompanying notes are part of these financial statements.

                               DESC, S.A. DE C.V.
                           STATEMENTS OF INCOME (LOSS)
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001
                 EXPRESED IN THOUSANDS OF CONSTANT MEXICAN PESOS

                                                                                          2002                   2001
                                                                                          ----                   ----
REVENUE:
   Equity in net income (loss) of subsidiaries                                      $       (214,281)      $       134,391
   Equity in net loss of discontinued operations of subsidiaries                            (433,994)             (244,169)
                                                                                   ------------------     -----------------

             Equity in net losses of subsidiaries                                          (648,275)              (109,778)

ADMINISTRATIVE EXPENSES                                                                      62,880                 54,528

OTHER INCOME (EXPENSES)                                                                      54,177                (49,270)

INTEGRAL FINANCIAL COST:
   Interest income                                                                          352,331                125,314
   Interest expense                                                                        (606,747)              (361,380)
   UDIS variation                                                                          (116,041)              (105,109)
   Exchange gain (loss), net                                                               (282,150)                40,934
   Monetary position gain                                                                   194,753                112,432
                                                                                   ------------------     -----------------
                                                                                           (457,854)              (187,809)

             Loss before provisions and extraordinary items                              (1,114,832)              (401,385)

PROVISIONS FOR:
   Deferred income taxes                                                                    (71,699)              (320,742)
   Effect of tax consolidation                                                                  -                 (232,509)
                                                                                   ------------------     -----------------
                                                                                            (71,699)              (553,251)
                                                                                   ------------------     -----------------

             Income (loss) before extraordinary items                                    (1,043,133)               151,866

EXTRAORDINARY ITEMS                                                                             -                 (108,155)
                                                                                   ------------------     -----------------

             Net income (loss) for the year                                         $    (1,043,133)       $        43,711
                                                                                   ==================     =================



         The accompanying notes are part of these financial statements.

                               DESC, S.A. DE C.V.
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001
                EXPRESSED IN THOUSANDS OF CONSTANT MEXICAN PESOS




                                                                        CAPITAL STOCK
                                                 NUMBER OF      -------------------------------      PAID-IN           RETAINED
                                                  SHARES         HISTORICAL       RESTATEMENT        SURPLUS           EARNINGS
                                                  ------         ----------       -----------        -------           --------
BALANCES, JANUARY 1, 2001                      1,368,998,270    $     17,797    $   11,206,030   $    1,169,800    $   20,854,605

   Increase in capital stock due to merger            81,106               1                34              590               -
   Dividends declared                                    -               -                 -                -            (431,071)
   Comprehensive income (loss)                           -               -                 -                -              43,711
                                              --------------    ------------    --------------   --------------    --------------

BALANCES, DECEMBER 31, 2001                    1,369,079,376          17,798        11,206,064        1,170,390        20,467,245

   Dividends declared                                    -               -                 -                -            (412,557)
   Comprehensive income (loss)                           -               -                 -                -          (1,043,133)
                                              --------------    ------------    --------------   --------------    --------------

BALANCES, DECEMBER 31, 2002                    1,369,079,376    $     17,798    $   11,206,064   $    1,170,390    $   19,011,555
                                              ==============    ============    ==============   ==============    ==============



         The accompanying notes are part of these financial statements.


** TABLE CONTINUED... **

                                      8(a)

                                                              CUMULATIVE         ADJUSTMENT
                                                           EFFECT OF INITIAL    OF ADDITIONAL
                                                             RECOGNITION OF       EMPLOYEE
                                               RESERVE FOR      DEFERRED         RETIREMENT        CUMULATIVE            TOTAL
                                               REPURCHASE        INCOME           LIABILITY         EFFECT OF        STOCKHOLDERS'
                                               OF SHARES         TAXES         OF SUBSIDIARIES     RESTATEMENT          EQUITY
                                               ---------         -----         ---------------     -----------          ------
BALANCES, JANUARY 1, 2001                     $   958,783    $   (1,815,243)    $         -      $  (22,446,895)    $   9,944,877

   Increase in capital stock due to merger            -                 -                 -                 -                 625
   Dividends declared                                 -                 -                 -                 -            (431,071)
   Comprehensive income (loss)                        -                 -                 -            (739,184)         (695,473)
                                              -----------    --------------     -------------   ---------------    --------------

BALANCES, DECEMBER 31, 2001                       958,783        (1,815,243)              -         (23,186,079)        8,818,958

   Dividends declared                                 -                 -                 -                 -            (412,557)
   Comprehensive income (loss)                        -                 -            (148,221)          400,261          (791,093)
                                              -----------    --------------    --------------   ---------------    --------------

BALANCES, DECEMBER 31, 2002                   $   958,783    $   (1,815,243)    $    (148,221)   $  (22,785,818)    $   7,615,308
                                              ===========    ==============    ==============   ===============    ==============



         The accompanying notes are part of these financial statements.



** TABLE COMPLETE **

                                      8(b)

                               DESC, S.A. DE C.V.
                   STATEMENTS OF CHANGES IN FINANCIAL POSITION
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001
                EXPRESSED IN THOUSANDS OF CONSTANT MEXICAN PESOS

                                                                                            2002                  2001
                                                                                            ----                  ----
OPERATING ACTIVITIES:
     Net income (loss) for the year                                                 $        (1,043,133)   $            43,711
     Add (deduct)- Items which do not require (generate) resources-
       Equity in net losses of subsidiaries                                                     648,275                109,778
       Depreciation and amortization                                                             41,643                 10,571
       Deferred income taxes                                                                    (71,699)              (320,742)
                                                                                   --------------------   --------------------
                                                                                               (424,914)              (156,682)

     Changes in operating assets and liabilities-
       Accounts receivable and other items                                                      131,129               (342,398)
       Accounts payable and accrued liabilities                                                (163,011)               458,372
       Accounts receivable from subsidiaries, net                                            (2,071,973)            (1,392,144)
                                                                                   --------------------   --------------------
                                                                                             (2,103,955)            (1,276,170)
                                                                                   --------------------   --------------------
                     Net resources applied to operating activities                           (2,528,869)            (1,432,852)

FINANCING ACTIVITIES:
     Increase in short-term debt                                                              1,225,512                281,978
     Proceeds from short-term bank loans                                                      2,255,485                532,487
     Increase in bank loans and long-term debt due to merger                                    756,903              1,194,114
     Effect of the variance on constant pesos on short-term bank loans
       and long term debt                                                                      (291,804)                10,494
     Deferred income taxes                                                                      336,646                (51,312)
     Increase in capital stock due to merger                                                        -                      625
     Dividends paid                                                                            (423,650)              (219,605)
     Adjustment of additional employee retirement liability of subsidiaries                    (148,221)                   -
                                                                                   --------------------    -------------------

                     Net resources generated by financing activities                          3,374,225              1,748,781

INVESTING ACTIVITIES:
     Shares of subsidiaries and associated companies                                            552,520               (677,602)
     (Increase) decrease in stockholders' equity of subsidiaries                               (218,659)               511,260
     Dividends received                                                                         275,188                113,933
     Retirements of properties, net                                                              16,424                 54,370
     Increase in properties due to merger                                                      (140,791)                   -
     Other assets                                                                              (121,027)              (241,307)
     Other assets due to merger                                                                 (49,640)                   -
                                                                                   --------------------    -------------------

                     Net resources generated by (applied to) investing activities               314,015               (239,346)
                                                                                   --------------------   --------------------

                     Net increase in cash and cash equivalents                                1,159,371                 76,583

CASH AND CASH EQUIVALENTS
                     Balance at the beginning of the year                                       104,464                 27,881
                                                                                   --------------------   --------------------

                     Balance at the end the year                                    $         1,263,835    $           104,464
                                                                                    ===================    ===================

         The accompanying notes are part of these financial statements.

                               DESC, S.A. DE C.V.
                        NOTES TO THE FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2002 AND 2001
                EXPRESSED IN THOUSANDS OF CONSTANT MEXICAN PESOS



1.    PRINCIPAL ACTIVITIES AND SIGNIFICANT EVENTS

ACTIVITIES- Desc, S.A. de C.V. (DESC or the Company) is the controlling stockholder of a group of companies engaged mainly in the manufacture and sale of autoparts, chemicals and food. It is also engaged in the acquisition, sale, development and leasing of real estate. The Company has no employees.

SIGNIFICANT EVENTS-

a. The economic slowdown experienced during 2002 and 2001 has had a significant effect in the United States of America and in Mexico, which has caused a decline in the results of DESC, mainly in its autoparts and chemical sectors. This effect was reflected by a 5.8% decrease in the production of the automotive industry in the North American region, as well as lower sales volumes in the chemical sector.

      Pursuant to the foregoing, DESC initiated a program to restructure its investment portfolio and administrative area. As part of the restructuring of its investment portfolio, during the second half of 2002 the Company decided to close the following non-strategic businesses for the group:
      Spark plugs and electric parts for the autoparts sector, the natural pigments business in the chemicals sector, and the hog raising operation in the food sector located in the Bajio region. These closures reflected the Company's strategy to focus on the group businesses with the highest potential for generating value. The shrimp business was donated to the Instituto Tecnologico de Estudios Superiores de Monterrey (ITESM) in October 2002.

      Furthermore, as a result of the aforementioned restructuring, during the year ended December 31, 2001, the Company and its subsidiaries recorded the estimated costs of its implementation, net of a deferred income tax effect of $298,162 ($108,155 corresponding to DESC), as an extraordinary item in the statement of income. During 2002 the group's workforce was cut by 15.6%.

b. In June 2002 the Company contracted two syndicated loans for an amount equal to US$410 million, to substitute financial liabilities with longer terms and better interest rates.

c. In the General Ordinary and Extraordinary Stockholders' Meetings held on April 25, 2002 and November 29, 2001, the stockholders' approved the mergers of DESC as the merging company, with Division Dine, S.A. de C.V. and Girsa, S.A. de C.V., respectively; these mergers became effective, for book and tax purposes, on May 1, 2002 and December 1, 2001, respectively. The financial statements do not reflect these mergers retroactively, as required by accounting principles generally accepted in Mexico, since such effects are not significant to the financial statements taken as a whole and because from both a legal and tax perspective, as of the date of the merger, the merged entities only contributed their assets and liabilities to DESC.

2.    BASIS OF PRESENTATION

The accompanying financial statements have been prepared in compliance with legal regulations that require presentation of the Company's financial statements as a legal entity. Accordingly, all investments in shares of subsidiaries are valued by the equity method. Consolidated financial statements are presented separately, on which the independent auditors issued an unqualified opinion dated March 25, 2003. Such consolidated financial statements should be consulted for decision-making purposes.

INVESTMENTS IN SHARES- Investments in shares have been recorded using the equity method, based on the financial statements prepared on the same basis as those of the Company.

Equity in results and changes in net worth of the subsidiaries bought and sold during the year are included in the financial statements from or up to the transaction date and are restated in purchasing power of the Mexican peso of December 31, 2002.

These financial statements should be read in conjunction with the consolidated financial statements of Desc, S.A. de C.V. and subsidiaries. A summary of the most significant consolidated captions is as follows:

                                                             2002                     2001
                                                             ----                     ----
                   Total assets                       $        29,306,247   $        29,061,802
                                                      ===================   ===================

                   Total liabilities                  $        17,932,309   $        16,379,950
                                                      ===================   ===================

                   Total stockholders' equity         $        11,373,938   $        12,681,852
                                                      ===================   ===================

                   Net sales                          $        19,582,937   $        21,249,276
                                                      ===================   ===================

                   Operating income                   $         1,040,012   $         1,887,329
                                                      ===================   ===================

TRANSLATION OF FINANCIAL STATEMENTS OF SUBSIDIARIES- The financial statements of foreign subsidiaries, whose operations are not an integral part of the Mexican companies ("foreign entities"), are restated for the inflation rate of the respective foreign country and are translated into Mexican pesos at the exchange rate in effect at the end of the year. The financial statements of foreign subsidiaries, whose operations are an integral part of the Mexican companies ("integrated foreign operations"), are translated using yearend exchange rates for monetary items and historical exchange rates for nonmonetary items, and the translated financial statements are then restated using the National Consumer Price Index (NCPI) of Mexico. The effects of translating foreign entities are recorded directly in stockholders' equity in the "Cumulative effect of restatement" account. The effects of translating integrated foreign operations are included in the "Integral financing cost" of the year in the "Monetary position gain" account. Such effects are not significant

COMPREHENSIVE INCOME (LOSS)- Comprehensive income (loss) is comprised of the net consolidated income (loss) for the period plus (less) any gains or losses that under specific accounting regulations are recorded directly in stockholders' equity, such as the gain or loss from holding nonmonetary assets. In 2002 and 2001 other comprehensive income is comprised of the cumulative effect of restatement and, in 2002, the adjustment of additional employee retirement liability of subsidiaries.

RECLASSIFICATIONS- Certain amounts in the financial statements at December 31, 2001 have been reclassified in order to conform to the presentation of the financial statements at December 31, 2002.

3.    SIGNIFICANT ACCOUNTING POLICIES

The accounting policies followed by the Company are in conformity with generally accepted accounting principles in Mexico, which require management to make certain estimates and use certain assumptions to determine the valuation of some of the balances included in the financial statements and to make the disclosures required for inclusion therein. Although actual results may differ from those estimates, management believes that the estimates and assumptions used were appropriate in the circumstances.

The significant accounting polices followed by the Company are as follows:

a. CHANGES IN ACCOUNTING POLICIES- In 2001, the new Bulletin C-2, "Financial Instruments", went into effect. This Bulletin establishes the methodology for valuing and recording financial instruments, and requires recognition of all effects of the financial instruments contracted on the balance sheet as either assets or liabilities, under integral financial cost. The financial instruments that have been designated and effectively function as hedging of assets and liabilities or future transactions will affect the assets, liabilities or the respective transactions when they are realized, settled or take place, respectively (see Note 16). There was no cumulative effect of financial instruments valuation upon adoption of the new standard effective January 1, 2001.

      As of 2001 International Accounting Standard 40, "Investment Properties," entered into effect on a supplemental basis, establishing valuation criteria for properties whose purpose is to generate profits or increase value or both. Pursuant to Circular 55 issued by the Mexican Institute of Public Accountants, the valuation model applicable to Mexico is the cost model, which establishes that such properties must be valued at acquisition and/ or construction cost and are restated by applying the NPCI, less the respective accumulated depreciation. The Company has no investment properties as of December 31, 2002 and 2001.

b. RECOGNITION OF THE EFFECTS OF INFLATION- The Company restates all of its financial statements in terms of the purchasing power of the Mexican peso as of the end of the latest period, thereby comprehensively recognizing the effects of inflation. The prior year amounts presented herein differ from those originally reported in terms of Mexican pesos of the respective year. Consequently, all financial statement amounts are comparable, both for the current and the prior year, because all are stated in terms of Mexican pesos of the same purchasing power.

c. CASH EQUIVALENTS- Investments in marketable securities consist mainly of acceptances, bank promissory notes, and paper issued by the Mexican and United States of America governments, at market (cost plus accrued interest).

d. PROPERTY - Property is originally recorded at acquisition cost and is restated by applying the NCPI. Depreciation is calculated using the straight-line method on restated asset values and applying rates based on the remaining useful lives of the assets.

e. OTHER ASSETS- This line item is represented mainly by (i) patents acquired in 1999, for their exploitation in certain countries, which are being amortized over a 10-year period; (ii) debt placement expenses that are amortized over the life of the corresponding debt; (iii) shares of the Company held in a trust to be issued to the Company's employees and; (iv) the goodwill resulting from acquisitions made in excess of book value is amortized over periods ranging from five to 20 years, the terms over which the benefits from the investment will be realized.

f. FINANCIAL INSTRUMENTS - Financial assets and liabilities resulting from any type of financial instrument, except for investments in financial instruments held to maturity, are presented in the balance sheet at fair value. The effects of the valuation of a financial asset or liability are recognized in results of operations of the respective period. Investments in financial instruments held to maturity are valued at acquisition cost. The costs and yields of financial instruments are recognized in results of the period in which they occur.

g. DERIVATIVE FINANCIAL INSTRUMENTS - These instruments are traded only with authorized institutions and trading limits have been established for each institution. The Company does not carry out transactions with derivative financial instruments for the purpose of speculation.

      The derivative financial instruments currently used by the Company are primarily hedge contracts to reduce its exposure to exchange rate fluctuations. Premiums paid are amortized over the term of the derivative financial instrument using the unpaid balance of the liability being hedged.

      Derivative financial instruments identified as hedges are valued by applying the same valuation criteria used for the assets or liabilities hedged, and the effects of their valuation are recognized in results of operations, net of costs, expenses, or revenue from the assets or liabilities whose risks are being hedged. The financial assets or liabilities generated by these instruments are presented in the balance sheet as a reduction of the liabilities or assets whose risks are being hedged

h. INCOME AND ASSET TAXES - Income tax (ISR) is recorded in results of the year in which it is incurred. Deferred income tax assets and liabilities are recognized for temporary differences resulting from comparing the book and tax values of assets and liabilities, plus any future benefits from tax loss carryforwards. Deferred income tax assets are reduced by any benefits that, in the opinion of management, will probably not be realized.

      The asset tax paid that is expected to be recoverable is recorded as an advance payment of ISR and is presented on the balance sheet with deferred ISR.

i. RESTATEMENT OF STOCKHOLDERS' EQUITY- This item consists of monetary position result accumulated through the first restatement of the financial statements and the gain (loss) from holding non-monetary assets, because price levels increased above (below) inflation more (less) the effect of the corresponding deferred income taxes.

j. INTEGRAL FINANCIAL COST- This represents the net effect of interest earned and incurred, exchange gains and losses and monetary position gain on, which is the result of maintaining monetary assets and liabilities whose real purchasing power is modified by the effects of inflation.

      Foreign currency transactions are recorded at the effective exchange rate at the date the transactions are carried out and foreign currency assets and liabilities are adjusted to the exchange rate effective at yearend.

4.    CASH AND CASH EQUIVALENTS

                                             2002                  2001
                                             ----                  ----

       Cash                          $            25,725    $             2,634
       Cash equivalents                        1,238,110                101,830
                                    --------------------   --------------------
                                     $         1,263,835    $           104,464
                                     ===================    ===================

5.    OTHER ACCOUNTS RECEIVABLE

                                             2002                  2001
                                             ----                  ----

       Recoverable taxes             $           206,600    $           234,428
       Other debtors                             154,038                238,478
                                    --------------------   --------------------
                                     $           360,638    $           472,906
                                     ===================    ===================

6.    INVESTMENT IN SHARES

                                                                            2 0 0 2                                      2001
                                                                            -------                                      ----
                                                                             BOOK VALUE
                                                                             PER SHARE
                                            % DE           NUMBER OF         IN MEXICAN
                                       PARTICIPATION         SHARES            PESOS              TOTAL                  TOTAL
                                       -------------         ------            -----              -----                  -----
Desc Automotriz, S.A. de C.V.
    (formerly Unik, S.A. de C.V.)           100%           700,968,215            5.26         $ 3,356,731           $ 3,592,772
Bioquimex Natural, S.A. de C.V.             100%           285,656,899           (0.96)            (27,842)               (8,048)
Direccion IRSA, S.A. de C.V.                100%             4,201,745          (11.20)            (47,049)                7,047
Fenoquimia, S.A. de C.V.                    100%             4,998,994          (40.75)           (203,708)             (188,397)
GIRSA Corporativo, S.A. de C.V.             100%             5,509,998            7.73              42,590                 4,632
GIRSA Concentradora, S.A. de C.V.
    (formerly GIRSA Inmobiliaria,
    S. A. de C. V.)                         100%           615,124,720            1.19             730,601               734,386
Quimir, S.A. de C.V.                        100%             1,930,986           26.69              51,541                56,323
Resirene, S.A. de C.V.                      100%           236,058,979            0.82             193,764               178,463
Dynasol Elastomeros, S.A.                   50%                      1      430,883.00             430,883               441,337
Tecno-Industria, R. F., S.A. de C.V.        100%            10,673,496            5.12              54,684                46,742
Rexcel, S.A. de C.V.                        100%             1,000,997          118.93             119,049               138,276
Industrias Negromex, S.A. de C.V.           100%           410,044,831            1.43             587,960               618,830
Plastiglas de Mexico, S.A. de C.V.          95%            200,778,189            0.44              87,602                83,597
Division Dine, S.A. de C.V.
    (formerly Dine, S.A. de C.V.)           100%         1,462,227,342              -                  -               3,248,736
Bosques de las Lomas, S.A. de C.V.          100%            43,189,000            3.73             161,193                   -
Club Equestre Chiluca, S.A. de C.V.         78%             15,274,170           27.63             421,967                   -
Promociones Bosques, S.A. de C.V.           100%            82,212,000            5.02             412,919                   -
Corporativo Dine, S.A. de C.V.              100%           238,390,000            0.24              56,373                   -
Holding Dicomex, S.A. de C.V.               50%            141,740,000            0.55              78,623                   -
Bosques de Santa Fe, S.A. de C.V.           98%                     50     (937,238.00)            (46,862)                  -



                                       14

                                                                            2 0 0 2                                      2001
                                                                            -------                                      ----
                                                                             BOOK VALUE
                                                                             PER SHARE
                                            % DE           NUMBER OF         IN MEXICAN
                                       PARTICIPATION         SHARES            PESOS              TOTAL                  TOTAL
                                       -------------         ------            -----              -----                  -----

Canada Santa Fe, S.A. de C.V.               73%            278,000,000            2.93             813,771                   -
Inmobiliaria Dine, S.A. de C.V.             100%            10,010,200            6.22              62,267                   -
Cantiles de Mita, S.A. de C.V.              96%             54,326,326            23.4           1,271,021                   -
Club de Golf Punta Mita, S.A. de C.V.       88%             12,410,869           11.15             138,441                   -
Agrobios Corporativo, S.A. de C.V.          100%               550,000           64.30              36,466                38,343
Authentic Acquisition Corporation, Inc.     81%                291,101        3,125.34             974,608               873,361
Agroken, S.A. de C.V.                       100%           366,460,475            2.05             535,459               800,679
Corfuerte, S.A. de C.V.                     77%            643,205,800            0.83             354,036               551,953
Aeropycsa, S.A. de C.V.                     100%           648,309,280            0.17             110,687               121,263
Corporativo Arcos Desc, S.A. de C.V.        100%           260,524,996            0.22              56,882                60,659
Other                                                                                              227,222               207,050
                                                                                              ------------          ------------
                                                                                              $ 11,041,879          $ 11,608,014
                                                                                              ============          ============


7.    PROPERTY

                                                                                                               ANNUAL
                                                                2002                    2001               DEPRECIATION %
                                                                ----                    ----               --------------
      Real estate property                             $             184,231    $             201,791      3.33 to 10.33%
      Less- Accumulated depreciation                                 (48,167)                 (46,041)
                                                      -----------------------  -----------------------
                                                                     136,064                  155,750
      Land                                                            19,268                   19,253
      Projects-in-progress                                           140,791                      -
                                                      -----------------------  -----------------------
                                                       $             296,123    $             175,003
                                                      =======================  =======================

8.    OTHER ASSETS


                                                                                                               ANNUAL
                                                                2002                    2001               AMORTIZATION %
                                                                ----                    ----               --------------

      UDI placement expenses, net                      $              10,208    $              13,555            14%
      Secured bond placement expenses, net                            11,366                      -              28%
      Syndicated loan fee, net                                        31,877                    8,413            20%
      Works of art                                                    54,396                    9,351             -
      Patents, net                                                   165,610                  201,835            10%
      Goodwill, net                                                   38,274                      -              33%
      Trust fund of shares                                            99,927                   36,446             -
      Other assets not subject to amortization                           739                   12,499
                                                      ----------------------   ----------------------
                                                       $             412,397    $             282,099
                                                      ======================   ======================


9. OTHER PAYABLES, ACCRUED LIABILITIES AND RESTRUCTURING RESERVES AND CONTINGENCIES

                                                          2002                   2001
                                                          ----                   ----
      Accounts payable                             $            48,103   $            41,146
      Interest payable                                          88,042               109,141
      Dividends payable                                        200,373               211,466
      Restructuring reserves and contingencies                 241,403               414,920
      Other accounts payable                                    50,138                25,590
                                                   -------------------   -------------------
                                                   $           628,059   $           802,263
                                                   ===================   ===================

a. As mentioned in Note 1, the Company recorded a restructuring reserve in the year ended December 31, 2001. The remaining balance as of December 31, 2002 will be applied for the closing of Bioquimex, S.A. de C.V. and the administrative restructuring.

b. In the commercial lawsuit filed by Fenoquimia, S.A. de C.V. (a Company subsidiary) against Sales Nacionales, S.A. de C.V., the latter filed a counter suit demanding, among other things, mandatory compliance with the contracts, plus the associated payment of damages and lost income. In a final verdict issued November 5, 1998, the court ruled that Fenoquimia, S.A. de C.V. must comply with the contracts subject matter of the lawsuit, together with the associated accrued damages and lost income.

      In the petition requesting payment of damages and lost income filed on November 18, 1999 by Sales Nacionales, S.A. de C.V., Fenoquimia, S.A. de C.V. obtained a favorable judgment, whereby the criteria used by Sales

      Nacionales, S.A. de C.V. were definitively ruled as invalid to determine and calculate the respective damages and lost income, without quantifying any amount in this regard.

      Notwithstanding that set forth in the preceding paragraph, the adverse final verdict issued against Fenoquimia, S.A. de C.V. on November 5, 1998, remains in effect, whereby the company was ordered to comply with the terms of different contracts, and pay accrued damages and lost income to Sales Nacionales, S.A. de C.V., even though such amounts have not been quantified at this date.

      On January 7, 2003, Fenoquimia, S.A. de C.V. was informed of a new ancillary claim filed by Sales Nacionales, S.A. de C.V., quantifying the aforementioned damages and lost income in the amount of Ps.153, 702. This ancillary claim was contested by Fenoquimia, S.A. de C.V., and the suit is now in the evidence admission stage.

      The Company has recorded the amount that, according to its lawyers, it might ultimately be required to pay Sales Nacionales, S.A. de C.V. based on the calculation of the aforementioned damages and lost income.

c. Certain subsidiaries are engaged in lawsuits as plaintiffs and defendants in the regular course of operations. These lawsuits always involve uncertainty, and some of them may result in adverse judgments for the companies. While it is impossible to determine the amount involved in pending lawsuits, management believes that any resulting liability would not materially affect the financial position or results of operations of the companies.

10.   BANK LOANS AND LONG-TERM DEBT

                                               2002                                                  2001
                         --------------------------------------------------    --------------------------------------------------
                           MATURITY         INTEREST RATE          AMOUNT         MATURITY        INTEREST RATE          AMOUNT
                           --------         -------------          ------         --------        -------------          ------
SYNDICATED LOAN-
   US$97.17 million          2005           LIBOR + 1.375        $1,006,808          -                  -              $   -
   US$177.83 million         2007           LIBOR + 1.625         1,842,550          -                  -                  -
   $1,300 million            2007             TIIE + 0.9          1,300,000          -                  -                  -
   US$150 million              -                  -                       -         2003          LIBOR + 1.375         1,468,173
MEDIUM-TERM
PROMISSORY NOTES-
   680.6 million UDIS    2006 and 2007       9% and 8.20%         2,195,363    2006 and 2007       9% and 8.20%         2,197,844
LOANS-
   US$15 million             2004               3.85%               155,420          -                  -                  -
   US$35 million             2004               3.75%               362,646          -                  -                  -
   US $35 million              -                  -                       -         2004             Variable             342,574
   US $30 million              -                  -                       -         2003            LIBOR + 1             293,635
   US $15 million              -                  -                       -         2003           LIBOR + 1.60           146,817
   US $20 million              -                  -                       -         2003              3.37%               195,756
   US $22 million              -                  -                       -         2003              4.25%               215,332
SECURED BONDS
   US$73 million             2007               8.75%               756,903          -                  -                  -
OTHER                          -                  -                      -        Variable            3.28%                 9,787
                                                                 ----------                                            ----------
                                                                 $7,619,690                                            $4,869,918
                                                                 ==========                                            ==========


As of December 31, 2002 and 2001, the LIBOR rate was 1.38% and 1.874%, respectively, and the Mexican Interbank rate (TIIE) was 8.45% and 7.90%, respectively.

Long-term debt maturities are as follows:

         2004                            $     1,411,469
         2005                                  1,714,360
         2006                                  1,996,108
         2007                                  2,497,753
                                        ----------------
                                         $     7,619,690


Short-term bank loans are as follows:

                                                   2002                     2001
                                                   ----                     ----
         Mexican pesos                     $        -               $             414,024
         Denominated in U.S. dollars                   1,737,590                  127,242
                                           ---------------------    ---------------------
                                           $           1,737,590    $             541,266
                                           =====================    =====================


SYNDICATED LOAN-

In June 2002 the Company contracted a syndicated loan of US$275 million, divided into two tranches of US$97.17 million and US$177.83 million, at LIBOR plus 1.375% and LIBOR plus 1.625%, respectively, which mature in 2005 and 2007, respectively. The interest generated on such loan is payable semiannually.

Also, in June 2002 the Company contracted a syndicated loan of $1,300 million, at the TIIE interest rate plus 0.9%, which matures in 2007. The interest generated on such loan is payable monthly.

At December 31, 2002 all amounts available under such loans have been used. The funds obtained were used to replace other financial liabilities.

The financing received establishes certain restrictions for the Company, with which the Company has complied. The most important restrictions are:

- Maintaining a capitalization ratio lower than or equal to 0.50. At the close of 2002 the ratio is 0.48.

-     Limitations on the existence of new liens.

-     Restrictions on declaring dividends during 2003.

- Maintaining an interest coverage ratio above 2.75. At the close of 2002 the ratio is 3.32.

- Maintaining a debt-servicing ratio (net debt to earnings before taxes, depreciation and amortization) less than 4.75 with quarterly reductions until reaching 2.5 in April 2006. At the close of 2002 the ratio is 4.47.

At the close of the first quarter of 2003, the Company's estimated results show a substantial improvement compared to the final quarter of 2002. However, due to the effects of the devaluation of the Mexican peso against the U.S. dollar in such period, this improvement is expected to be insufficient to comply with one of the ratios established in the loan contracts executed with Citibank, N.A. and a syndicate of banks on June 10, 2002, on the one hand, and with BBVA Bancomer, S.A. Institucion de Banca Multiple, Grupo Financiero BBVA Bancomer, and a syndicate of banks on May 27, 2002.

The ratio in question is that of debt servicing (net debt to earnings before taxes, depreciation and amortization). At this date the Company has informed its bank creditors of this potential noncompliance and is negotiating the respective waiver. There is no other breach of contractual commitments, or of payments of interest and capital, for which reason, the Company believes there should be no problem in obtaining the aforementioned waiver.

MEDIUM-TERM PROMISSORY NOTES-

In October 1999 and July 2000, the Company issued medium-term promissory notes equivalent to 324,000,000 and 356,568,600 units of investment (UDIS), respectively. The UDI value as of December 31, 2002 was 3.225778, which is equal to $1,045,152 and $1,150,211, respectively. The issues bear quarterly interest of 9% and 8.20%, respectively, and mature in 2006 and 2007, respectively. There are no restrictions on the promissory notes.

LOAN CONTRACTS-

The Company obtained a guaranteed line of credit for up to US$50 million with Inbursa, S.A. at variable rates, with maturity in November 2004. At December 31, 2002 the Company has utilized the full amount of such line. The interest generated on such contract is payable at maturity. This loan agreement imposes no financial restrictions on the Company.

ISSUANCE OF SECURED BONDS-

On October 9, 1997, DINE issued long-term bonds guaranteed by DESC in international markets at 8.75% annual interest, with principal and interest due and payable on October 9, 2007. As a result of the merger between DESC and DINE, DESC acquired the obligations related to the issue of such bonds (see Note 1).

At December 31, 2002 the book and market value of the bonds issued by DINE is $73 million.

11.   STOCKHOLDERS'EQUITY

During a General Ordinary and Extraordinary Stockholders' Meeting held on April 25, 2002, the stockholders approved the payment of cash dividends of 29 Mexican cents for each of the outstanding shares, equivalent to $397,033, whose restated amount is $412,557, payable in four quarterly payments in July and October 2002 and January and April 2003.

During a General Ordinary Stockholders' Meeting held on November 29, 2002, the stockholders approved the cancellation of treasury shares repurchased in recent years, which were 152,284,295 shares, of which 48,785,000 were Series "A" shares, 60,088,140 Series "B" shares and 43,411,155 Series "C" shares.

As of December 31, 2002 capital stock is represented by:

                                                                                            NUMBER OF SHARES         AMOUNT
                                                                                            ----------------         ------
               Fixed portion-
                  Nominative Series "A" shares (without withdrawal rights and which must represent at least 51%
                      of voting stock)                                                          587,479,900      Ps.      7,637
               Variable portion-
                  Nominative Series "B" shares (with withdrawal
                      rights and which may not represent more than
                      49% of voting stock)                                                      506,257,866               6,581
                  Series "C" shares (with voting restrictions)                                  275,341,610               3,580
                                                                                           ----------------      --------------
                                                                                              1,369,079,376      Ps.     17,798

Series "A" and "B" shares may only be acquired by Mexican citizens or Mexican entities with an exclusion clause for foreign investors. Series "C" shares may be freely subscribed.

Stockholders' equity, except restated paid-in capital and tax-retained earnings, will be subject to a 35% dividend tax. Beginning January 1, 2003, such rate will be reduced by one percentage point each year until reaching 32% in 2005. Any income taxes paid on such distribution on or after January 1, 2002, may be credited against future income tax payable by the Company in the three fiscal years following such payment.

Due to the tax reform for fiscal 2003, taxes paid as a result of capital distribution as indicated in the previous paragraph may only be credited against income tax payments of the year, including estimated payments, in which the dividend tax is paid and in the two subsequent years.

The annual net income of the Company is subject to the legal requirement that 5% thereof be transferred to a legal reserve each year, until the reserve equals 20% of capital stock. This reserve may not be distributed to stockholders during the existence of the Company, except in the form of a stock dividend.

During the year the Company distributed restated retained earnings of $412,557 as dividends, reducing total equity to an amount lower than restated capital stock, which for accounting purposes represents a capital reduction.

12.   TRANSACTIONS AND BALANCES IN FOREIGN CURRENCY

The Company valued its foreign currency assets and liabilities, represented mainly by U.S. dollars, at the exchange rates effective at December 31, 2002 and 2001 of 10.3613 and 9.26 Mexican pesos per U.S. dollar, respectively, as the Company expects to use foreign currency assets to settle foreign currency liabilities.

As of December 31, 2002 and 2001, monetary assets and liabilities denominated in U.S. dollars were as follows:

                                                                        2002                     2001
                                                                        ----                     ----
         Current monetary assets                                             110,554                   252,028
         Current monetary liabilities                                        170,197                    67,495
         Long-term liabilities                                               398,051                   273,000
                                                              ----------------------    ----------------------
            Net liability position in foreign currency                       457,694                    88,467
                                                              ======================    ======================

During the years ended December 31, 2002 and 2001, the Company paid interest in foreign currency amounting to US$19.1 million and US$9.1 million respectively, and received interest by US$0.8 million in the two years.

As of March 25, 2003, the unaudited foreign exchange position was similar to that at yearend, and the exchange rate was 10.80 Mexican pesos per U.S. dollar.

13.   TRANSACTIONS AND BALANCES WITH SUBSIDIARIES

                                                                                      2002                  2001
                                                                                      ----                  ----
      Receivable-
         Grupo Porcicola Mexicano, S.A. de C.V.                                    $ 658,044             $ 387,830
         Corfuerte, S.A. de C.V.                                                     787,954               344,850
         Nutrimientos GPM, S.A. de C.V.                                                9,079                 8,291
         Fenoquimia, S.A. de C.V.                                                    277,588               273,412
         Dynasol Elastomeros, S.A. de C.V.                                           437,010               218,578
         Bioquimex Natural, S.A. de C.V.                                             111,795               235,224
         Resirene, S.A. de C.V.                                                      130,404               205,600
         Industrias Resistol, S.A. de C.V. (antes Productos de
           Consumo Resistol, S.A. de C.V.)                                            67,017               152,222
         Quimir, S.A. de C.V.                                                         51,432               104,577
         Rexcel, S.A. de C.V.                                                        174,659               139,722
         Paratec, S.A. de C.V.                                                        61,741               113,662
         Nhumo, S.A. de C.V.                                                          56,482                85,508
         Industrias Negromex, S.A. de C.V.                                            45,379                   -
         Paratec Elastomers, LLC                                                      18,660                   -
         Girsa Corporativo, S.A. de C.V.                                              72,995                   -
         Plastiglas, S.A. de C.V.                                                     17,445                   -


                                       20

                                                                                      2002                  2001
                                                                                      ----                  ----

         Forestaciones Operativas de Mexico, S.A. de C.V.                             21,432                   -
         H2Orizontes, S.A. de C.V.                                                    13,144                   -
         Division Dine, S.A. de C.V. (antes Dine, S.A. de C.V.)                          -                 381,149
         Club Equestre Chiluca, S.A. de C.V.                                          89,646                   -
         Corporativo Dine, S.A. de C.V.                                               96,510                   -
         Canada Santa Fe, S.A. de C.V.                                                33,800                   -
         Holding Dicomex, S.A. de C.V.                                                16,043                   -
         Inmobiliaria Dine, S.A. de C.V.                                               6,620                   -
         Cantiles de Mita, S.A. de C.V.                                              782,796                   -
         Bosques de Chiluca, S.A. de C.V.                                             29,354                   -
         Promotora Inmobiliaria Hidalguense, S.A. de C.V.                              2,217                   -
         Bosques de Santa Fe, S.A. de C.V.                                             1,174                   -
         Club de Golf Punta Mita, S.A. de C.V.                                        23,594                   -
         Resort Club Punta Mita, S.A. de C.V.                                         26,584                   -
         Pinturas, Estampados y Montaje, S.A. de C.V.                                 56,956                   -
         Ejes Tractivos, S.A. de C.V.                                                 49,734                   -
         Tremec, S.A. de C.V.                                                        259,068                   -
         Morestana, S.A. de C.V.                                                      29,939                   -
         Pistones Moresa, S.A. de C.V.                                               246,081                   -
         Other                                                                           -                     301
                                                                                ------------          ------------
                                                                                 $ 4,762,376           $ 2,650,926
                                                                                ============          ============
      Payable-
         Spicer, S.A. de C.V.                                                        299,019               426,649
         Pinturas, Estampados y Montaje, S.A. de C.V.                                    -                  68,605
         Desc Automotriz, S.A. de C.V.                                               228,807                38,133
         Tecno-Industria, R. F., S.A. de C.V.                                         11,998                   -
         CID Centro de Investigacion y Desarrollo, S.A. de C.V.                        6,554                   -
         Bosques de las Lomas, S.A. de C.V.                                           22,177                   -
         Promociones Bosques, S.A. de C.V.                                            30,621                   -
         Other                                                                         8,502                34,814
                                                                                ------------          ------------

                                                                                 $   607,678           $   568,201
                                                                                ============          ============


Transactions with subsidiaries derived from the following:

                                                                                          2002                   2001
                                                                                          ----                   ----
    Interest income                                                                $           339,360    $           114,417
                                                                                   ===================    ===================

    Interest expense                                                               $            67,270    $            31,382
                                                                                   ===================    ===================

14.   INCOME AND ASSET TAXES

The Company is subject to income taxes (ISR) and tax on assets (IMPAC). ISR is computed by taking into consideration the taxable and deductible effects of inflation, such as depreciation calculated on restated constant prices, which permit the deduction of current costs, and taxable income is increased or reduced on certain monetary assets and liabilities through the annual adjustment for inflation, which is similar to the monetary position result. ISR is calculated in terms of currency when the transactions occurred and not in terms of the currency at yearend. Up to 2002, the income tax rate was 35%, with the obligation to pay this tax each year at the 30% rate, with the remaining 5% payable when income is distributed. This remainder is recorded as a short-term liability

The new tax law enacted January 1, 2002, eliminated the option to defer the 5% portion of the income tax payment and reduces the 35% tax rate by one percentage point each year until reaching 32% in 2005. The deduction for employee statutory profit-sharing and the obligation to withhold taxes on dividends paid to individuals or foreign residents were also eliminated.

IMPAC is calculated by applying 1.8% to the Company's asset position, as defined in the law, and is payable only to the extent that it exceeds ISR payable for the same period. If in any year IMPAC exceeds the ISR payable, the IMPAC payment for such excess may be reduced by the amount by which ISR exceeded IMPAC in the three preceding years and any required payment of IMPAC can be credited against the excess of ISR over IMPAC during the next 10 years

DESC is subject to ISR and IMPAC with its subsidiaries on a consolidated basis in the proportion in which the Company holds the voting stock of its subsidiaries at the balance sheet date. As of January 1, 2002, the proportion is calculated based on the average daily equity percentage that DESC holds of its subsidiaries during the year. The tax results of the subsidiaries are consolidated at 60% of such proportion. Estimated payments of ISR and IMPAC of both DESC and its subsidiaries are made as if the Company did not file a consolidated tax return.

TAX LOSS CARRYFORWARDS AND LOSSES ON SALE OF SHARES- As of December 31, 2002, the Company has tax loss carryforwards and losses on sale of shares for income tax purposes which will be indexed for inflation through the year applied in the following restated amounts:

                                    TAX                   LOSSES ON
                                    LOSS                   SALE OF
        MATURITY                CARRYFORWARDS               SHARES
        --------                -------------               ------

         2005               $              -        $           1,013,753
         2010                               5,934                     -
         2011                              96,527                     -
         2012                             292,206                     -
                            ---------------------   ---------------------
                            $             394,667   $           1,013,753
                            =====================   =====================


DEFERRED INCOME TAXES- The tax effects of the temporary differences that generated deferred tax liabilities (assets) are as follows:

                                                                           2002                    2001
                                                                           ----                    ----
         Property                                                       $  (31,052)              $    35,010
         Reserves and provisions                                           (97,892)                 (479,269)
         Tax loss carryforwards from sale of shares                       (324,401)                 (417,510)
         Tax loss carryforwards                                           (126,293)                 (102,461)
         Tax losses applied                                                585,929                   725,948
         Other                                                          $    6,332                     5,958
                                                                        ----------               -----------
                                                                        $    2,623               $  (232,324)
                                                                        ==========               ===========

15.   EXTRAORDINARY ITEM

As mentioned in Note 1 during the year ended December 31, 2001, the Company recorded the implementation restructuring program costs, net of a deferred income tax effect of $108,155, as an extraordinary item in the statement of income.

16.   FINANCIAL INSTRUMENTS

The Company has contracted exchange rate forwards and calls on U.S. dollar debts, fixing the exchange rate to hedge against exchange losses on U.S. dollar loans. The exchange result of the forward or call is recorded in the net


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
integral financing cost, by offsetting the exchange result from the liability hedged, while the asset generated is deducted from the hedged liability.

The Company also has interest rate swaps to manage the interest rate risk on its variable interest debt. The Company has entered into interest rate swaps in which it pays amounts calculated based on fixed interest rates and receives amounts calculated based on variable interest rates. The difference between such amounts is recorded in the net integral financing cost, offsetting the effect of the variable interest rate on the hedged loans. The asset generated in the swap is deducted from the payable interest hedged.

As of December 31, 2002 the net loss recorded for the forwards, calls and swaps was $57,978.

17.   OTHER INCOME (EXPENSE)

                                                                        2002                     2001
                                                                        ----                     ----
         Preoperating expenses and patent amortization          $             (25,156)  $              (2,096)
         Loss on sale of shares                                               (12,347)                (11,853)
         Royalties                                                              9,233                     -
         Gain (loss) on sale of property                                        3,862                 (32,977)
         Trust fund of share restatement                                       30,539                     -
         Analysis and adjustment of taxes                                      43,533                     -
         Other                                                                  4,513                  (2,344)
                                                               ----------------------  -----------------------
                                                                $              54,177   $             (49,270)
                                                                =====================   ======================


18.   NEW ACCOUNTING PRINCIPLES

In December 2001, the Mexican Institute of Public Accountants (IMCP) issued new Bulletin C-9, "Liabilities, Provisions, Contingent Assets and Liabilities and Commitments" (C-9), whose provisions are mandatory for fiscal years beginning January 2003, although early application is encouraged. C-9 supersedes the former bulletins C-9, "Liabilities", and C-12, "Contingencies and Commitments", establishes additional guidelines clarifying the accounting for liabilities, provisions and contingent assets and liabilities, and establishes new standards for the use of present value techniques to measure liabilities and accounting for the early settlement of obligations.

In January 2002, the IMCP issued the new bulletin C-8, "Intangible Assets" (C-8), whose provisions are mandatory for fiscal years beginning January 1, 2003, although early application is encouraged. C-8 supersedes the former Bulletin C-8, "Intangibles", and establishes that project development costs should be capitalized if they fulfill the criteria established for recognition as assets. Any preoperating costs incurred after the effective date of this Bulletin should be recorded as an expense, unless they meet certain criteria. The unamortized balance of capitalized preoperating costs under the former Bulletin C-8 will continue to be amortized. C-8 requires identification of all intangible assets to reduce as much as possible the goodwill relative to business combinations.

In December 2002, IMCP issued the new bulletin E-1, "Agriculture" (E-1), the observance of which is also compulsory for fiscal years beginning on or after January 1, 2003, although earlier observance is recommended. Bulletin E-1 establishes the rules for valuing, presenting and disclosing biological assets and agricultural products, which includes the administration carried out by a related party with the respect to biological transformation of live animals or plants (biological assets) that are destined to be sold as an agricultural product or as a comprehensive part of a biological asset. Bulletin E-1 requires biological assets and agricultural products to be valued at their fair market value, less the estimated costs at the point of sale. Bulletin E-1 also states that when the fair market value cannot be determined in a reliable and objective manner, the aforementioned assets should be valued at production cost, less accumulated depreciation.

The Company has not finished quantifying the effect of the adoption of these new accounting standards in the balance sheet and income statement, but believes that such adoption will not have a material effect on the balance sheet and results of operations.

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
In March 2003 the IMCP issued Bulletin C-15, " Impairment of Long-Lived Assets and their Related Disposal" (C-15), whose application is mandatory for financial statements of periods beginning January 1, 2004, although early application is encouraged. C-15 establishes, among other things, new rules for the calculation and recognition of losses from impairment of such assets and their reversal, and presents examples of indications of possible impairment in the value of long-lived intangible or tangible assets in use, including goodwill. To calculate the loss from impairment requires determination of the recovery value, now defined as the higher of the net selling price of a cash generating unit and its value in use, which is the present value of future net cash flows, using an appropriate discount rate. The provisions issued prior to this Bulletin use future net cash flows referred to purchasing power of the evaluation date, which therefore does not require discounting of such flows.

The Company has not finished quantifying the effect of the adoption of this new accounting standard in the balance sheet and income statement.

















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